EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (Form S-8) pertaining to the registration of 3,350,000 shares of Astec Industries, Inc. common stock to be issued under the Astec Industries, Inc. 1998 Long-Term Incentive Plan, 1998 Non-Employee Directors Stock Incentive Plan and the Executive Officer Annual Bonus Equity Election Plan, of our report dated February 25, 2004 except for Note 8, as to which the date is March 4, 2004, with respect to the consolidated financial statements and schedules of Astec Industries, Inc. and its subsidiaries, included in its Annual Report on Form 10-K for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Chattanooga, Tennessee

March 9, 2005